Exhibit (a)(15)

                               CII FINANCIAL, INC.
                     California Indemnity Insurance Company
                      Commercial Casualty Insurance Company
                  subsidiaries of Sierra Health Services, Inc.

                  P.O. Box 15645, Las Vegas, Nevada 89114-5645

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:  John Okita                        Andrew C. Karp
           Chief Financial Officer           Managing Director
           (702) 242-7531                    Banc of America Securities LLC
                                             High Yield Special Products
                                             (704) 388-4813 or (888) 292-0070

                  CII FINANCIAL ANNOUNCES EXTENSION OF EXCHANGE
                  OFFER FOR CONVERTIBLE SUBORDINATED DEBENTURES

     Las Vegas, March 23, 2001 - CII Financial, Inc. today announced the extension of its pending exchange offer for all $47 million of its outstanding
7 1/2% convertible subordinated debentures due September 15, 2001 (CUSIP No.12551LAB7). Under the offer, holders can choose to exchange their old 7 1/2% junior subordinated debentures for either new debentures or cash.

         The expiration date for the exchange offer has been extended from 5:00 p.m., New York City time, on March 22, 2001, to 5:00 p.m., New York City time, on April 2, 2001. The Company said all other terms of the offer remain unchanged. The Company filed an amended Registration Statement with the
Securities  and  Exchange  Commission  on March 1, 2001 and the  Securities  and
Exchange Commission is continuing its review of the Company's amended Registration Statement.

         The Company said that as of 5:00 p.m., New York City time, on March 22, 2001, it had received tenders from holders of $14,510,000 in aggregate principal amount of debentures.

         The  complete   terms  of  the  offer  are  contained  in  the  amended
Preliminary Prospectus and Exchange Offer dated March 1, 2001.

                                   ---more---

CII Announces Extension  p. 2/2/2/2/2

     Banc of America Securities LLC is the exclusive dealer manager for the offer. D.F. King & Co., Inc. is the information agent and Wells Fargo Corporate Trust is the depositary. Copies of the Preliminary Prospectus and Exchange Offer may be obtained by calling D.F. King at (800) 735-3591. Additional information concerning the terms and conditions of the offer may be obtained by contacting Banc of America Securities LLC at (888) 292-0070.

         CII Financial is a holding company primarily engaged in writing workers' compensation insurance in nine western and mid-western states through its wholly owned subsidiaries, California Indemnity Insurance Company, Commercial Casualty Insurance Company, Sierra Insurance Company of Texas and CII Insurance Company. CII Financial is a wholly owned subsidiary of Sierra Health Services, Inc. (NYSE:SIE), a diversified health care services company based in Las Vegas.

         Statements in this news release that are not historical facts are forward-looking and based on management's projections, assumptions and estimates; actual results may vary materially. Forward-looking statements are subject to certain risks and uncertainties, some of which may be found in the Preliminary Prospectus and Exchange Offer and other documents filed with the Securities and Exchange Commission and which are incorporated herein by reference.

         Additional Information and Where to Find It:

         CII Financial, Inc. has filed a Registration Statement with the Securities and Exchange Commission on Form S-4 registering the new debentures to be issued in the exchange offer. The Registration Statement and the preliminary prospectus contained therein contain important information about CII Financial, the exchange offer and related matters. Security holders are urged to read the Registration Statement and the preliminary prospectus contained therein, CII Financial's Schedule TO and any other relevant documents filed by CII Financial with the SEC.

         The Registration Statement has not yet become effective. The new debentures may not be sold and, although you may tender your old debentures, tenders may not be accepted prior to the time the Registration Statement becomes effective. This shall not constitute an offer to sell or an offer to buy nor shall there be any sale of the new debentures in any State in which such offer, solicitation or sale would be unlawful.

         Security holders are able to obtain copies of the Registration Statement on Form S-4 and the preliminary prospectus, CII Financial's Schedule TO and any other relevant documents for free through the Web site maintained by the SEC at http://www.sec.gov. In addition, these documents are available free of charge by contacting the Information Agent for the offer, D.F. King & Co., at
(800) 735-3591. If you have any questions about the offer, please call the Dealer Manager for the offer, Banc of America Securities LLC, at (888) 292-0070.

                                      # # #